                                                                EXHIBIT 10.27
                                                                EXECUTION COPY


                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT


                 THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of April 10, 1997, is by and among Clear Channel Communications, Inc., a Texas corporation ("Purchaser"), Eller Media Corporation, a Delaware corporation (the "Company"), and those persons listed on Exhibit A hereto (individually, including both option holders and stockholders as identified on such exhibit, each a "Stockholder" and collectively, the "Stockholders"), being the beneficial owners of all shares, and all options to acquire shares, of capital stock of the Company issued and outstanding on the date hereof.

                                    RECITALS

                 WHEREAS, the Stockholders as a group own all of the shares of Common Stock, par value $.01 per share, of the Company, issued and outstanding or issuable pursuant to options outstanding on the date hereof, with each Stockholder owning or having the right to acquire the number of shares set forth opposite such Stockholder's name on Exhibit A;

                 WHEREAS, Purchaser, the Company and certain of the Stockholders are parties to that certain Stock Purchase Agreement, dated as of February 25, 1997 (the "Stock Purchase Agreement"); and

                 WHEREAS, Purchaser, the Company and the Stockholders now desire to amend the Stock Purchase Agreement in the manner set forth below.

                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree to amend the Stock Purchase Agreement as follows:

         1. Definitions. Capitalized terms used herein without definition shall have the meanings given such terms in the Stock Purchase Agreement.

         2.      Amendments to the Stock Purchase Agreement.

                 (a)      Exhibits.

                          (i)     Exhibit A is hereby amended and restated in
its entirety to read in the form attached hereto as Exhibit A.

                          (ii)    Exhibit B is hereby amended and restated in
its entirety to read in the form attached hereto as Exhibit B.
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                          (iii)   Exhibit C is hereby amended and restated in
its entirety to read in the form attached hereto as Exhibit C.

                          (iv)    Exhibit E is hereby amended and restated in
its entirety to read in the form attached hereto as Exhibit E.

                          (v)     Exhibit F is hereby amended and restated in
its entirety to read in the form attached hereto as Exhibit F.

                          (vi)    Exhibit H - New Stockholders Agreement, in
the form attached hereto as Exhibit H, is hereby appended as Exhibit H to the Stock Purchase Agreement.

                          (vii)   The exhibit index on page (iii) of the Stock
Purchase Agreement is hereby amended to add the following exhibits:

                          "Exhibit H - Form of New Stockholders Agreement."

                 (b) Disclosure Letter. The Disclosure Letter is hereby amended and restated in its entirety to read in the form of Disclosure Letter attached hereto. Changes in the Disclosure Letter attached hereto from the Disclosure Letter delivered in connection with the Stock Purchase Agreement are amendments to the Disclosure Letter for purposes of Section 15(a) of the Stock Purchase Agreement.

                 (c)      Definitions.

                          (i)     The following definition of "ADCO Claim"
shall be added to Section 1 of the Stock Purchase Agreement:

                 "`ADCO Claim' has the meaning specified in Section 12(a)(i) of this Agreement."

                          (ii)    The definition of "Average Share Price"
appearing in Section 1 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                 "`Average Share Price'" shall mean $44.8625."

                          (iii)   The definition of "Company Stock Option
Agreements" appearing in Section 1 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                 "`Company Stock Option Agreements' shall mean the Company stock option agreements listed on Schedule 3(b) of this Agreement, as such agreements may hereafter be amended and restated as contemplated by Schedule 6(d) of this Agreement."





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                          (iv)    The definition of "Escrow Agreement"
appearing in Section 1 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                 "`Escrow Agreement' shall mean that certain Escrow Agreement, dated as of the Closing Date, by and among Purchaser, Holdings, the Stockholder Representative and the Escrow Agent, substantially in the form of Exhibit C attached hereto."

                          (v)     The definition of "Escrowed Shares" appearing
in Section 1 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                 "`Escrowed Shares' shall mean a number of shares of Purchaser Common Stock and any other securities or property deposited with the Escrow Agent pursuant to this Agreement and the Escrow Agreement."

                          (vi)    The following definition of "Holdings" shall
be added to Section 1 of the Stock Purchase Agreement:

                 "`Holdings' shall mean EM Holdings LLC, an Arizona limited liability company."

                          (vii)   The following definition of "New Stockholders
Agreement" shall be added to Section 1 of the Stock Purchase Agreement:

                 "`New Stockholders Agreement' shall mean that certain Stockholders Agreement, dated as of April 9, 1997, by and among Purchaser, the Company and Holdings, substantially in the form of Exhibit H attached hereto."

                          (viii)  The following definition of "Phantom Stock
Agreements" shall be added to Section 1 of the Stock Purchase Agreement:

                 "`Phantom Stock Agreements' shall mean the Company phantom stock agreements listed on Schedule 3(b) of this Agreement, as such agreements may hereafter be amended and restated and/or documented as contemplated by Schedule 6(d) of this Agreement."

                          (ix)    The definition of "Phantom Stock Units"
appearing in Section 1 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                 "`Phantom Stock Units' shall mean the aggregate number of units of phantom stock issuable pursuant to the terms of the Phantom Stock Agreements."





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                          (x)     The following definition of "Retained Shares"
shall be added to Section 1 of the Stock Purchase Agreement:

                 "`Retained Shares' shall mean 140.450 shares of Company Common Stock owned by Holdings which will not be sold to Purchaser on the Closing Date."

                 (d)      Sale of Shares; Purchase Price.

                          (i)     Section 2(a) of the Stock Purchase Agreement
is hereby amended to read in its entirety as follows:

                          "(a)    Sale of Shares.  On the terms and subject to
         the conditions set forth in this Agreement and, subject to the immediately following sentence hereof, each Stockholder hereby severally agrees to sell, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase from such Stockholder, on the Closing Date, the number of shares of Company Common Stock owned by such Stockholder on the date hereof as set forth opposite such Stockholder's name on Exhibit B hereto (excluding the Retained Shares), plus such number of additional shares of Company Common Stock as will hereafter be acquired by such Stockholder prior to the Closing Date upon the exercise of Company Stock Options held by such Stockholder as set forth on Exhibit B, for the aggregate consideration set forth on Exhibit B opposite such Stockholder's name, subject to the Escrow Agreement provided for in Section 2(d). In the event any Optionee who on the date hereof is an employee of the Company does not fully exercise Company Stock Options as listed opposite such Optionee's name on Exhibit B under the column "Value of Stock Consideration" on or prior to the Closing Date, Purchaser hereby agrees to assume such options pursuant to Section 2(c) hereof and no shares of Purchaser Common Stock will be issuable at Closing in respect of the unexercised portion of such Company Stock Options. The Retained Shares will not be sold to Purchaser at Closing. As used herein, `Shares' shall mean the aggregate number of shares of Company Common Stock to be sold by the Stockholders and purchased by the Purchaser pursuant to this Section 2."

                          (ii)    Section 2(b)(i) of the Stock Purchase
Agreement is hereby amended to read in its entirety as follows:

                          "(i)    In consideration of the transactions
         contemplated by this Agreement, Purchaser shall pay to the Stockholders, the Optionees and the Phantom Stock Grantees an aggregate purchase price (the `Purchase Price') equal to (A) $325,329,131 (the `Cash Consideration') in cash (without interest), payable in immediately available funds, plus (B) a number of shares of Purchaser Common Stock (the `Stock Consideration') determined as set forth in subsection (ii) of this Section 2(b), subject to the Escrow Agreement described in Section 2(d) hereof. The Purchase Price shall be allocated among the Stockholders, the Optionees and the Phantom Stock Grantees, and allocated for the payment of expenses pursuant to
         Section 22 hereof in the manner set forth on





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         Exhibit B hereto; provided, however, that Purchaser shall pay the portion of the Stock Consideration to be paid to the Phantom Stock Grantees as set forth on Exhibit B hereto in accordance with the terms of the Phantom Stock Agreements."

                          (iii)   Section 2(b)(ii) of the Stock Purchase
Agreement is hereby amended to read in its entirety as follows:

                          "(ii)   The Stock Consideration shall equal the
         number of shares of Purchaser Common Stock obtained as a result of dividing $351,482,592 by the Average Share Price.

                          (iv)    Section 2(d) of the Stock Purchase Agreement
is hereby amended to read in its entirety as follows:

                          "(d)    Escrow Agreement.  In order to establish a
         procedure for the satisfaction of any claims by Purchaser for indemnification pursuant to Section 12 hereof, the Stockholder Representative and Holdings shall enter into the Escrow Agreement with Purchaser pursuant to which, among other things, (i) Purchaser shall deposit with the Escrow Agent a number of shares of Purchaser Common Stock to be received by the Stockholders pursuant to Section 2(b) equal to $40 million divided by the Average Share Price multiplied by the sum of the percentages set forth opposite the names under the caption "Stockholders" on Exhibit F hereto, (ii) rights with respect to a number of shares of Purchaser Common Stock issuable upon the exercise of Restated Options equal to $40 million divided by the Average Share Price multiplied by the sum of the percentages set forth opposite the names under the caption "Optionees" on Exhibit F hereto, shall be made subject to an escrow fund pursuant to the Escrow Agreement, and (iii) rights with respect to a number of shares of Purchaser Common Stock issuable upon the exercise of certain rights granted in the New Stockholders Agreement equal to $40 million divided by the Average Share Price multiplied by the percentage set forth opposite the name under the caption "Retained Shares" on Exhibit F hereto, shall be made subject to an escrow fund pursuant to the terms of the Escrow Agreement. The Escrowed Shares shall be available to secure, in accordance with the Escrow Agreement, and shall be the sole source of payment of, the Stockholders' indemnity obligations under
         Section 12 hereof. All costs of the escrow shall be paid one-half by the Purchaser, on the one hand, and one-half by the Stockholders collectively, on the other, all as further provided in the Escrow Agreement."

                          (v)     Section 2(e) is hereby added to the Stock
Purchase Agreement to read in its entirety as follows:

                          "(e) Phantom Stock Agreements. On the Closing Date, Purchaser shall assume and agree to perform the terms of the Phantom Stock Agreements in the same manner and to the same extent that the Company would





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         be required to perform such agreements had the transactions contemplated by this Agreement not been consummated."

                 (e)      Representations and Warranties of the Stockholders.
Section 4(a) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                          "(a)    Title; Agreements.  Except for the
         Stockholders Agreement and the New Stockholders Agreement (in the case of Holdings), and except with respect to Optionees who do not exercise their Company Stock Options on or prior to the Closing Date, and except with respect to the lien of the Escrow Agreement, such Stockholder holds of record and holds beneficially the number of shares of Company Common Stock set forth opposite its or his name on Exhibit A, free and clear of any and all Encumbrances or other restrictions on transfer. Except for the Stockholders Agreement and other than this Agreement and the New Stockholders Agreement (in the case of Holdings), such Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to any capital stock of the Company."

                 (f) Covenants of the Stockholders, the Company and Purchaser.

                          (i)     Section 6(d) of the Stock Purchase Agreement
is hereby amended to read in its entirety as follows:

                          "(d) Conduct of Business. From and after the date hereof and until the Closing Date, the Company shall conduct and cause the business of the Subsidiaries to be conducted in the ordinary course, consistent with the present conduct of their business. During such period of time, except upon the prior written consent of Purchaser, the Company shall not and shall not permit any Subsidiaries to: (i) amend its Certificate of Incorporation or By-Laws or comparable organizational documents (except to the extent reflected in the Disclosure Letter); (ii) except as disclosed on Schedule 6(d) hereto, issue any additional shares of capital stock or issue, sell or grant any option or right to acquire or otherwise dispose of or commit to dispose of any of its authorized but unissued capital stock or other corporate securities (except upon exercise of Company Stock Options currently outstanding); (iii) declare or pay any dividends or make any other distribution in cash or property on its capital stock or other equity interests, except to the Company or a Subsidiary; (iv) except as disclosed on Schedule 6(d) hereto, repurchase or redeem any shares of its stock or other equity interests; (v) except as disclosed on Schedule 6(d), voluntarily incur any obligation or liability, except obligations and liabilities incurred in the ordinary course of business or permitted by clause (x) below; (vi) except as disclosed on
         Schedule 6(d), enter into any employment agreement or alter any bonus, profit-sharing, incentive, or other compensation arrangement for any of its officers or directors (other than make changes which do not increase the compensation or benefits provided by the foregoing), or otherwise materially change personnel policies, compensation programs or benefit plans, except for





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         changes in the ordinary course of business; (vii) mortgage, pledge, or otherwise encumber any part of its assets, tangible or intangible, except Permitted Encumbrances; (viii) sell, transfer or acquire any properties or assets, tangible or intangible, other than in the ordinary course of business, and except as set forth in Schedule 6(d) hereto; (ix) except as set forth on Schedule 6(d) hereto, merge or consolidate with any corporation, acquire control or acquire any capital stock or other securities, or all or substantially all of the assets, of any other corporation or business entity, or take any steps incident to or in furtherance of any such actions whether by entering into an agreement providing therefor or otherwise; (x) other than the ADCO Note and except in connection with the transactions set forth on
         Schedule 6(d) hereto or to fund working capital requirements arising in the ordinary course of business consistent with the 1997 budget heretofore provided to Purchaser (the `1997 Budget'), incur Indebtedness in excess of the level outstanding at December 31, 1996;
         (xi) incur any capital expenditures beyond those set forth in the 1997 Budget; or (xii) take any other action not contemplated hereby which would cause any of the representations and warranties made by the Company and the Stockholders in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date."

                          (ii)    Section 6(f)(i) of the Stock Purchase
Agreement is hereby amended to read in its entirety as follows:

                          "(i) On the day following the Closing Date, Purchaser shall appoint Karl Eller to its Board of Directors, and shall thereafter cause Karl Eller to be included in the annual slate of directors to be proposed by the management of Purchaser until such time as either Purchaser owns less than a majority of the Company Common Stock or Karl Eller is no longer the Chief Executive Officer or Chairman of the Board of the Company."

                 (g)      Conditions Precedent to Purchaser's Obligation.
Section 7(g) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                          "(g)    Purchaser shall have received the opinion of
         Latham & Watkins, counsel for the Company, the opinion of Meyer, Hendricks, Bivens & Moyes, counsel for a certain Stockholder, and the opinion of Heller, Ehrman, White & McAuliffe, counsel for certain other Stockholders, as to such matters to be mutually agreed upon."

                 (h) Closing Date; Closing. Section 9(c) of the Stock Purchase Agreement is hereby amended to delete clause (ix) and to add the following paragraphs:

                          "(ix)   Prior to the Closing Date, Purchaser, the
         Company and Holdings shall enter into the New Stockholders Agreement."





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                 (i)      Indemnification.

                          (i)     Section 12(a)(i) of the Stock Purchase
Agreement is hereby amended to read in its entirety as follows:

                          "(i)    Each of the Stockholders severally (on a pro
         rata basis as provided in the Escrow Agreement), but not jointly, agrees to indemnify and hold Purchaser and its Affiliates harmless from and against any and all losses, claims, demands, liabilities, obligations, damages, deficiencies, assessments, judgments, payments, penalties, costs and expenses (including without limitation reasonable attorneys' fees, any amounts paid in investigation, defense or settlement of any of the foregoing and interest) (herein, `Damages') incurred in connection with, arising out of, resulting from or incident to, (A) any breach of any representation or warranty (as updated pursuant to Section 15 hereof and as in effect on the Closing
         Date) made by the Company and the Stockholders in this Agreement (other than the representations and warranties made in Section 4(a) hereof), (B) any breach of any covenant or agreement made by the Company and the Stockholders in this Agreement, (C) any liability or obligation which the Company or its Subsidiaries pays or becomes obligated to pay after December 31, 1996 and prior to twelve months after the Closing Date in respect of costs of defense, settlement or resolution of any litigation matter which has been disclosed on
         Schedule 3(p) to this Agreement, to the extent, and only to the extent, that such costs in the aggregate, after giving credit for any insurance recoveries to which the Company or the Subsidiaries is entitled, exceeds the aggregate amount of the Company's reserves therefor on the Balance Sheet, (D) any Pre-Agreement Disclosure Matter (as hereinafter defined) or (E) any claim by Richard Traverso, ADCO Outdoor Advertising or Pacific Coast Display for any amount or recovery in excess of, or in addition to, the express obligation of the Company contained in the ADCO Note and the related Asset Purchase Agreement, Security Agreement and Registration Rights Agreement, in accordance with their respective terms, including, without limitation, any claim, liability, expense or loss resulting from a recession of the ADCO Note and the transactions concluded in connection therewith (an `ADCO Claim'). The parties hereby acknowledge and agree that after the Closing Date recourse against the Escrowed Shares constitutes the sole remedy, at law or in equity, that Purchaser may have against the Stockholders, and that the Escrowed Shares shall be Purchaser's exclusive method of receiving indemnification from the Stockholders, pursuant to this Section 12(a)(i). Notwithstanding the foregoing, Purchaser may not receive any of the Escrowed Shares in connection with Damages arising from breaches or inaccuracies pursuant to this Section 12(a)(i) unless the aggregate of such Damages indemnified against shall exceed $10 million, in which event such indemnification shall be effective with respect to all Damages in excess of such amount, and shall be limited to the Escrowed Shares; provided, however, that the foregoing $10 million threshold will not apply to any Damages from an ADCO Claim, as to which the indemnification obligation of the Stockholders shall accrue from the first dollar of Damages. For purposes of determining the Stockholders'





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         indemnification obligations pursuant to this Section 12(a)(i), each representation and warranty stated in Sections 3 and 4 hereof shall be deemed to exclude any materiality standard, materiality exception and materiality qualification stated therein. The parties acknowledge that the limitations on liability of the Stockholders in this Section 12(a)(i) contained were an essential inducement to the Stockholders to cause them to enter into and perform this Agreement, and without which they would not have done so."

                          (ii)    Section 12(c) of the Stock Purchase Agreement
is hereby amended to read in its entirety as follows:

                          "(c)    Damages.  The term `Damages' as used in this
         Section 12 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by any indemnified party in the absence of third party claims. Any Damages otherwise due and payable under this Section 12 shall be (i) decreased to the extent of any reduction of Tax liability that is realizable by the indemnified party upon payment of an indemnifiable loss and (ii) increased to the extent of any increase in Tax liability that is imposed on the indemnified party upon the receipt of an indemnity payment pursuant to this Section 12. In addition, Damages shall be determined net of any insurance recoveries by any indemnified party and shall be net of any indemnity to which the Company is entitled pursuant to that certain Stock Purchase Agreement, dated as of July 14, 1995, by and between Eller Investment Company, Inc., an Arizona corporation, and General Electric Capital Corporation, a New York corporation. In the case of the ADCO Claim, Damages shall include reasonable reimbursement for the cost of the time which employees of Purchaser and the Company spend in resolving the ADCO Claim."

                          (iii)   Section 12(d)(iv) is hereby added to the
Stock Purchase Agreement to read in its entirety as follows:

                          "(iv)   Notwithstanding the foregoing, as to any
         items identified as Pre-Agreement Disclosure Matters on Schedule 3(p), and as to any item on Schedule 3(p) to the extent it could give rise to a claim for Damages pursuant to Section 12(a)(i)(C) of this Agreement (i) notice of the potential Claim hereby is deemed given for purposes of Section 12(d), and (ii) Purchaser hereby is entitled to take control of the defense of such matters and to employ and engage attorneys to handle and defend the same and to compromise and settle such action in such manner as it may deem necessary and appropriate, all in accordance with Section 12(d)(i). Notice of the potential Claim is also deemed given for the ADCO Claim, which will be defended by the Stockholders as the indemnifying party in accordance with the procedures set forth in Section 12(d)(i)."





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                 (j)      Termination; Amendments to Disclosure Letter.
Section 15(b) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                          "(b)    Amendments to Disclosure Letter.  Between the
         date hereof and the Closing Date, the Company and the Stockholders may add to the Disclosure Letter by notification in writing to Purchaser of the matter to be added, which may be matters relating to events first arising after the date of this Agreement (`Post-Agreement Date Disclosure Matters') or may be matters which relate to events first arising prior to the date of this Agreement and which, if not so added to the Disclosure Letter, would constitute a breach of the representations and warranties provided by the Company and the Stockholders on the date of this Agreement (`Pre-Agreement Date Disclosure Matters' and, collectively with the Post-Agreement Date Disclosure Matters, the `New Disclosure Matters'); provided, however, any additions or changes to Schedule 6(d) between the date hereof and the Closing Date shall not constitute New Disclosure Matters. If the aggregate dollar amount involved in the New Disclosure Matters exceeds $5,000,000, Purchaser may, at its election by written notice to the Company and the Stockholders on or before the Closing Date, either (i) accept the Disclosure Letter as so modified and close the transactions contemplated hereby, in which case the Disclosure Letter as so modified will be deemed to have been delivered on or before the date of this Agreement or (ii) terminate this Agreement. If the aggregate dollar amount involved in the Pre-Agreement Date Disclosure Matters exceeds $5,000,000, the Company and the Stockholders may terminate this Agreement by written notice to Purchaser, unless Purchaser agrees in writing that the aggregate indemnity obligation of the Stockholders in respect of such Pre-Agreement Date Disclosure Matters pursuant to
         Section 12(a)(i) will in all events be limited to $5,000,000. Nothing contained herein will preclude Purchaser from alleging that any matter disclosed in a proposed modification to the Disclosure Letter which is not subject to quantification does not give rise to a right not to close under this Agreement because of the inability of the Company and the Stockholders to satisfy the condition set forth in Section 7(a) hereof due to such New Disclosure Matter. Notwithstanding the foregoing, it is understood that the Company will as soon as practicable furnish to Purchaser its audited financial statements for the year 1996 in substitution for its unaudited 1996 financial statements (as contemplated by the definition `Financial Statements'), and it is agreed that Purchaser shall have no right to object to such substitution unless the audited 1996 financial statements contain material adjustments or disclosures not contained in the unaudited 1996 financial statements."

                 (k) Entire Agreement. Section 18 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                          "18. Entire Agreement. This Agreement together with all exhibits and schedules hereto (including the Disclosure Letter as updated pursuant to Section 15 hereof) represent the entire understanding and agreement among the





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         parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought, including, in the case of the Stockholders, all Stockholders who are a party to this Agreement at the time such enforcement is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Upon Closing, all rights and obligations under that certain letter, dated February 25, 1997, regarding the ADCO Note shall terminate."

                 (l) Expenses. Section 22 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                          "Expenses. Whether or not the transactions contemplated hereby are consummated, (a) Purchaser shall pay all of its legal, accounting and other out-of-pocket expenses incident to the transactions contemplated hereby and (ii) the Stockholders and the Phantom Stock Grantees shall pay their own and the Company's legal, accounting and other out-of-pocket expenses incident to the transactions contemplated hereby, provided however, that Purchaser, on the one hand, and the Stockholders, on the other, shall divide and share equally filing fees in connection with government filings necessary to consummate the transactions contemplated hereby (provided that if this Agreement is terminated, each party shall attempt to obtain any available refunds of such fees or otherwise utilize such fees in other transactions such that expense to the parties is minimized)."

         3. Effect of Amendment. Except as specifically provided herein, this Amendment does not in any way affect or impair the terms and conditions of the Stock Purchase Agreement, and all terms and conditions of the Stock Purchase Agreement remain in full force and effect unless otherwise specifically amended, waived or changed pursuant to the terms and conditions hereof.

         4. Additional Parties. By executing this Amendment below, each party who was an original signatory to the Stock Purchase Agreement hereby ratifies, approves and confirms the Stock Purchase Agreement in all respects, except as amended by this Amendment, and each Stockholder who was not an original signatory to the Stock Purchase Agreement hereby affirms the Stock Purchase Agreement as so amended and hereby becomes a party thereto and agrees to be bound thereby.

         5. Applicable Law. This Amendment and the rights and obligations of the parties hereto and all other aspects hereof shall be deemed to be made under, and shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware.





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
         6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                            [SIGNATURE PAGES FOLLOW]





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
                 IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.


                        PURCHASER



                        By
                          ------------------------
                           Name:
                           Title:



                        ELLER MEDIA CORPORATION



                        By
                          ------------------------
                           Name:
                           Title:



                        HELLMAN & FRIEDMAN
                        CAPITAL PARTNERS III, L.P.

                        By:     Its General Partner,
                                H&F Investors III

                                By:      Its Managing General Partner,
                                         Hellman & Friedman Associates
                                         III, L.P.

                                         By:     Its Managing General Partner,
                                                 H&F Investors III, Inc.



                                                 By:
                                                    ---------------------------
                                                 Its:

                        H&F ORCHARD PARTNERS III, L.P.

                        By:     Its General Partner,
                                H&F Investors III

                                By:      Its Managing General Partner,
                                         Hellman & Friedman Associates
                                         III, L.P.

                                         By:     Its Managing General Partner,
                                                 H&F Investors III, Inc.



                                                 By:
                                                    ---------------------------
                                                 Its:

                        H&F INTERNATIONAL PARTNERS III, L.P.

                        By:     Its General Partner,
                                H&F Investors III

                                By:      Its Managing General Partner,
                                         Hellman & Friedman Associates
                                         III, L.P.

                                         By:     Its Managing General Partner,
                                                 H&F Investors III, Inc.



                                                 By:
                                                    ---------------------------
                                                 Its:


                        EM HOLDINGS LLC



                        By:
                           ---------------------------
                        Its:




                        ------------------------------
                        H. Irving Grousbeck

                                           AMERICAN MEDIA MANAGEMENT, INC.



                                           By:
                                              ----------------------------
                                           Its:



                                           -------------------------------
                                           Richard Reiss, Jr.



                                           -------------------------------
                                           Glenn Krevlin, as Trustee fbo
                                           Nina Krevlin, Glenn Krevlin,
                                           Michael Krevlin and Jill Krevlin



                                           -------------------------------
                                           K. Tucker Andersen



                                           -------------------------------
                                           Bruce Halle




                                           -------------------------------
                                           Timothy J. Donmoyer

                                           ---------------------------------
                                           Karl Eller




                                           ---------------------------------
                                           Paul J. Meyer




                                           ---------------------------------
                                           Patricia Salas Pineda



                                           EL DORADO INVESTMENT COMPANY



                                           By:
                                              ------------------------------
                                           Its:



                                           ---------------------------------
                                           Steven G. Mihaylo